Exhibit 10.28

September 13, 2019

Lori Taylor
100 Techne Center Drive, #210
Milford, Ohio 45150

Re:         Resignation

Dear Lori:

This letter agreement (this “Agreement”) sets forth the understanding by and between you and Better Choice Company, Inc. (collectively with its affiliates and subsidiaries, the “Company”), regarding your voluntary resignation from employment with the Company.  Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in that certain Employment Agreement dated as of May 6, 2019 by and between you and the Company (the “Employment Agreement”).

1.           Termination of Employment.  Your employment with the Company and all subsidiaries and affiliates thereof shall terminate on November 12, 2019 (the “Termination Date”), and, effective as of the Termination Date, you shall resign as an officer of the Company and all subsidiaries thereof.  Following the Termination Date, you shall remain a member of the board of directors of the Company in accordance with the Company’s by-laws and other applicable governing documents.  During the period beginning on the date hereof and ending on the Termination Date (the “Transition Period”), you will continue to receive your base salary and remain eligible to participate in Company benefit plans, in each case pursuant to the terms and conditions in effect immediately prior to the date hereof.  You acknowledge and agree that during the Transition Period, you will cooperate and use your best efforts to assist the Company in the transition of your responsibilities, as may be reasonably requested by the Company.

2.           Severance.  You acknowledge and agree that you are not entitled to any severance payments or benefits pursuant to the terms of the Employment Agreement in connection with your voluntary resignation on the Termination Date.  Notwithstanding the foregoing, subject to (a) your continued compliance with the covenants set forth in Sections 8 and 9 of the Employment Agreement (the “Restrictive Covenants”), in accordance with their terms, (b) your execution and non-revocation of this Agreement, which includes a waiver and release of claims, (c) your cooperation with the Company during the Transition Period, as determined by the Company in good faith, and (d) your execution and non-revocation of another waiver and release of claims in substantially similar form to Section 4 on or immediately following the Termination Date (a “Post-Termination Release”), then, following the Termination Date, in accordance with the terms of this Agreement, you will be entitled to receive the following post-employment payments and benefits (the “Severance Benefits”):

(a)  continued payment of your Base Salary during the 12 month period following the Termination Date, payable in installments in accordance with the Company’s regular payroll practices; provided, however, that no such installments shall be paid prior to the first regular payroll date following the date the Post-Termination Release becomes effective and irrevocable, in accordance with its terms;

(b) continued payment of healthcare benefits during the 24 month period following the Termination Date, payable in installments in accordance with the Company’s regular payment practices; provided, however, that no such installments shall be paid prior to the first regular payment date following the date the Post-Termination Release becomes effective and irrevocable, in accordance with its terms;

(c)  notwithstanding anything to the contrary in that certain Stock Option Grant Notice and Stock Option Agreement dated May 2, 2019 (the “Option Agreement”), (i) the stock options granted pursuant to the Option Agreement will continue to vest following the Termination Date based on the vesting schedule provided therein and (ii) such stock options will remain outstanding following the Termination Date and will not expire until the expiration of their term on May 2, 2029.

For the avoidance of doubt, you acknowledge and agree that (i) if you fail to execute this Agreement or the Post-Termination Release in accordance with their terms (or your revoke this Agreement or the Post-Termination Release within the Revocation Period (as defined below)), the Company will not pay or provide any Severance Benefits to you following the Termination Date, (ii) the Company is providing you with the Severance Benefits in material part in consideration for your agreement to comply with the Restrictive Covenants and, accordingly, the Company will not pay or provide any Severance Benefits to you following the date you first violate any of the Restrictive Covenants and (iii) the Company is providing you with the Severance Benefits in material part in consideration for your agreement to provide services during the Transition Period and, accordingly, the Company will not pay or provide any Severance Benefits to you if you fail to provide such services during the Transition Period.

3.          Return of Company Property.  You agree that by no later than the Termination Date, you shall return to the Company, in good condition, all property of the Company, including without limitation, computer and communication equipment, keys, access cards and codes, credit and payment cards, and the originals and all copies (whether in hard-copy or electronic form) of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any confidential information of the Company.  In the event that such items are not so returned, the Company will have the right to charge you for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

4.           Waiver and Release of Claims.  You hereby acknowledge and agree that you, and anyone claiming through you (including without limitation your heirs, and agents, representatives and assigns), hereby irrevocably waive, release and forever discharge the Company and its current and former parents, subsidiaries and affiliates, and their respective current and former successors, assigns, representatives, agents, attorneys, equityholders, lenders, officers, directors and employees, both individually and in their official capacities (collectively, the “Releasees”) from all debts, obligations, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits, actions, causes of action, judgments, damages, expenses, claims or demands, in law or in equity, which you ever had or now have, or which may arise in the future, regarding any matter arising on or before the date of your execution of this Agreement, including but not limited to all claims (whether known or unknown) regarding your employment with the Company or any other Releasee or the termination thereof, any contract (express or implied), any claim for equitable relief or recovery of punitive, compensatory, or other damages or monies, attorneys’ fees, any tort, and all claims for alleged discrimination based upon  age, race, color, sex, sexual orientation,  marital  status, religion, national origin,  citizenship, handicap, disability, genetic information or other protected characteristic under federal, state or local law, or retaliation, including any claim, asserted or unasserted, which could arise under Title VII of the Civil Rights Act of 1964; the Equal Pay Act of 1963; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act of 1990; the Americans With Disabilities Act of 1990; the Civil Rights Act of 1866,42 U.S.C. § 1981; the Civil Rights Act of 1871; the Employee Retirement Income Security Act of 1974; the Rehabilitation Act of 1973; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1991; the Worker Adjustment and Retraining Notification Act of 1988; the Genetic Information Nondiscrimination Act of 2008; Ohio Civil Rights Act; Ohio's equal pay statute; the Ohio wage payment anti-retaliation statute; Ohio Whistleblower's Protection Act; and Ohio Workers' Compensation anti-retaliation statute; and any other federal, state or local laws, rules or regulations, including, without limitation, all laws, rules or regulations relating to employment, termination of employment or otherwise, or any right under any Company pension, welfare, or stock plans; provided, however, that (i) you do not waive your right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation, and (ii) the released claims do not include (A) claims which by law may not be released, (B) any claims that you may have against any Releasees as of the date of your execution of this Agreement of which you are not aware as of such date because of willful concealment by the applicable Releasee, or (C) claims that directly or indirectly result from any illegal conduct, act of fraud, theft, embezzlement, violation of regulation or law or other willful gross misconduct committed by an Releasee. This Agreement may not be cited as, and does not constitute any admission by any Releasee of, any violation of any such law or legal obligation with respect to any aspect of your employment or the termination thereof.  Nothing in this Agreement shall be construed to prevent you from filing a charge, testifying, assisting, or participating in any manner in an investigation, hearing or proceeding; responding to any inquiry; or otherwise communicating with, any administrative or regulatory agency or authority, including, but not limited to, the Equal Employment Opportunity Commission (EEOC) and the National Labor Relations Board (NLRB); provided, however, that, by signing this Agreement, you waive your right to recover any damages or obtain any other individual relief through any such claim or proceeding, except to the extent such waiver of individual relief is prohibited by applicable law.  You represent and agree that you have not filed any lawsuits or arbitrations against any of the Releasees, or filed or caused to be filed any charges or complaints against any Releasee in any administrative, judicial, arbitral or other forum with any municipal, state or federal agency charged with the enforcement of any law, and that you are not aware of any factual or legal basis for any legitimate claim that any Releasee is in violation of any whistleblower, corporate compliance, or other regulatory obligation of any Releasee under international, federal, state or local law, rule or policy of such Releasee. You further represent, warrant and agree that if you were ever aware of any such basis for a legitimate claim against any Releasee, you have informed the Company of same.

7.           Governing Law.  This Agreement is deemed made and entered into in the State of Delaware and in all respects shall be interpreted, enforced and governed under the internal laws of the State of Delaware, to the extent not preempted by federal law.

8.           Further Assurances.  In order to effectuate the foregoing, you agree to execute any additional documents and to take such further actions as may reasonably be requested from time to time by the Company.

9.           Entire Agreement.  This Agreement sets forth the entire agreement between you and the Company with respect to the subject matter set forth herein and supersedes and replaces any and all prior oral or written agreements or understandings between you and the Company with respect to your termination of employment.  You acknowledge and agree that if any provision of this Agreement is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Agreement shall continue in full force and effect.  This Agreement may be amended only by a subsequent writing signed by both parties.  You represent that you have signed this Agreement voluntarily.

[signature page follows]

Please indicate your acceptance of the terms and provisions of this Agreement by signing both copies of this Agreement and returning one copy to me.  The other copy is for your files.  By signing below, you acknowledge and agree that you have carefully read this Agreement in its entirety; fully understand and agree to its terms and provisions; voluntarily enter into this Agreement; and intend and agree that this Agreement is final and legally binding on you and the Company.  This Agreement may be executed in several counterparts.

Very truly yours,

Better Choice Company, Inc.

By:	/s/	Michael Galego
Name:		Michael Galego
Title:		Chairman of the Board

Agreed, Acknowledged and Accepted:

/s/ Lori Taylor
Lori Taylor

Date:	September 13, 2019